LUVU BRANDS PROVIDES UPDATE ON MEDICAL PRODUCTS

Receives order for 35,000 reusable isolation gowns from Atlanta-based hospital network

ATLANTA, GA / April 3, 2020 / Luvu Brands, Inc., (OTCQB:LUVU), a designer, manufacturer and marketer of a portfolio of consumer lifestyle brands, today announced that it received an order for 35,000 reusable isolation gowns from an Atlanta-based health system that has 2,800 doctors, 250 locations and 11 hospitals. The company also continues to receive orders for medical face masks with the largest order to-date being 5,000 masks for a seven-state hospital network.

Louis Friedman, the company’s founder and Chief Executive Officer said the Company is doing what it can to produce masks and now isolation gowns. “We continue to ramp up production of our face masks and, at this point, we are keeping pace with consumer orders and healthcare provider orders for medical face masks. This new order for medical gowns is exciting for us as it allows us to deploy our conveyor material handling sewing system and efficiently move the gowns from one operation to the next.”

Mr. Friedman commented “the safety of our employees is our highest priority now. No one is allowed in the facility without a temperature check and all work stations are being outfitted with isolation barriers. We are disinfecting all work surfaces during the day, and lunch and break periods have been added to increase the separation of employees in the dining areas.”

The consumer face masks are now offered for sale on Walmart.com and on our AvanaComfort.com website, and we continue to solicit orders from other private and governmental agencies.

About Luvu Brands

Luvu Brands, Inc. designs, manufactures and markets a portfolio of consumer lifestyle brands through the Company’s websites, online mass / drug merchants and specialty retail stores worldwide. Brands include: Liberator®, a brand category of iconic products for enhancing sensuality and intimacy; Avana®, medical products and inclined bed therapy products, assistive in relieving medical conditions associated with acid reflux, surgery recovery and chronic pain; and Jaxx®, a diverse range of casual fashion daybeds, sofas and beanbags made from virgin and re-purposed polyurethane foam. The Company is considered an essential business and is continuing to operate, despite the state-wide “stay at home” order. Headquartered in Atlanta, Georgia, the Company occupies a 140,000 square foot vertically-integrated manufacturing facility and employs over 150 people. The Company's brand sites include: www.liberator.com, www.jaxxliving.com, www.avanacomfort.com plus other global e-commerce sites. For more information about Luvu Brands, please visit www.luvubrands.com.

Company Contact:

Luvu Brands, Inc.

Ronald Scott

Chief Financial Officer

770-246-6426

ron@LuvuBrands.com